EXHIBIT 10.65

Portions Subject to Confidential Treatment Request Under Rule 406

LICENSE AGREEMENT

by and between

VGX PHARMACEUTICALS, INC.,

and

GENETRONICS, INC.

November 9, 2006

TABLE OF CONTENTS

		Page(s)

1.	DEFINITIONS	1

1.1.	Additional Third Party License	1

1.2.	Affiliate(s)	1

1.3.	Applicator	2

1.4.	Calendar Quarter	2

1.5.	Calendar Year	2

1.6.	Change of Control	2

1.7.	Clinical Trial	2

1.8.	Commercialize	2

1.9.	Confidential Information	2

1.10.	Control or Controlled	3

1.11.	Develop	3

1.12.	Development Term	3

1.13.	Device	3

1.14.	EP	4

1.15.	Existing EP Intellectual Property	4

1.16.	Existing Genetronics Know-How	4

1.17.	Existing Genetronics Patent Rights	4

1.18.	Existing Genetronics Patents	4

1.19.	FDA	4

1.20.	FD&C Act	4

1.21.	First Commercial Sale	4

1.22.	FTE	4

1.23.	GAAP	4

1.24.	Genetic Construct	4

1.25.

Generator

4

1.26.	Genetronics Competitor	5

1.27.	Genetronics Costs	5

1.28.	Genetronics Product Enhancements	5

1.29.	Genetronics EP Technology	5

1.30.	Genetronics Know-How	5

1.31.	Genetronics Licensed Technology	5

1.32.	Genetronics Patent Rights	5

1.33.	Genetronics Third Party Agreement	5

1.34.	IND	5

1.35.	Indication	6

1.36.	Joint IP	6

1.37.	Joint Know-How	6

1.38.	Joint Patent Right	6

1.39.	Joint Collaboration Technology	6

1.40.	Know-How	6

1.41.	Licensed Fields	6

1.42.	Licensed Product	6

1.43.	Major Market Country	6

1.44.	Manufacture	6

1.45.	Marketing Application	6

1.46.	Net Sales	6

1.47.	Patent Rights	7

1.48.	Person	7

1.49.	Phase I Clinical Trial	7

1.50.	Phase II Clinical Trial	7

1.51.	Phase III Clinical Trial	7

1.52.	Product Data	8

1.53.	Promotion	8

1.54.	Recall	8

1.55.	Registrational Filing	8

1.56.	Regulatory Approval	8

1.57.	Regulatory Authority	8

1.58.	Regulatory Marketing Authorization	8

1.59.	Right of Reference	8

1.60.	Samples	9

1.61.	Sublicense	9

1.62.	Sublicensee	9

1.63.	Term	9

1.64.	Territory	9

1.65.	Third Party	9

1.66.	Trademark	9

1.67.	Valid Claim	9

1.68.	VGX Device Improvements	9

1.69.	VGX Know-How	9

1.70.	VGX Licensed Technology	9

1.71.	VGX Patent Rights	9

1.72.	VGX Product Data	10

1.73.	VGX Regulatory Approvals	10

1.74.	VGX Sublicensee	10

2.	LICENSE GRANTS	10

2.1.	Licenses to VGX	10

2.2.	Product Enhancements	11

2.3.	Direct Licenses to Affiliates	11

2.4.	Right of Reference	11

2.5.	No Other Rights	12

3.	COORDINATION	12

3.1.	Development Liaison Representative	12

3.2.	Responsibiloites of Development Liaison Representatives	12

4.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION	12

4.1.	General	12

4.2.	Diligence	12

4.3.	Regulatory Responsibilities	13

4.4	Regulatory Documentation-Device	13

4.5	Commercialization Responsibilities	14

5.	MANUFACTURING AND SUPPLY	15

5.1.	General	15

5.2.	Diligence	15

5.3.	Genetic Construct Manufacture	15

5.4.	Device Manufacture	15

6.	CONSIDERATION	15

6.1.	Upfront Payment	15

6.2.	Development Payments	15

6.3.	Royalty Payments	16

6.4.	Reports and Payments	17

7.	MUTUAL COVENANTS	19

7.1.	Confidentiality	19

7.2.	Compliance with Law	20

8.	REPRESENTATIONS AND WARRANTIES	21

8.1.	Representations and Warranties of Each Party	21

8.2.	Additional Representations and Warranties of Genetronics	21

8.3.	Representation by Legal Counsel	21

8.4.	Disclaimer	22

9.	INTELLECTUAL PROPERTY	22

9.1.	Disclosure	22

9.2.	Ownership	22

9.3.	Prosecution and Maintenance of Patent Rights	23

9.4.	Trademarks	23

9.5.	Enforcement of Technology Rights	24

9.6.	Third Party Claims	25

9.7.	Patent Marking, Certification and Term Restoration	26

10.	GOVERNMENT APPROVALS	26

10.1.	Each Party’s Obligations	26

10.2.	Additional Approvals	26

11.	TERM AND TERMINATION	26

11.1.	Term	26

11.2.	Termination	27

11.3.	Insolvency	27

11.4.	Change of Control	29

11.5.	Accrued Rights	30

11.6.	Disposition of Inventory	30

11.7.	Survival	30

12.	INDEMNIFICATION AND INSURANCE	30

12.1.	Indemnification by VGX	30

12.2.	Indemnification by Genetronics	31

12.3.	Procedure	31

12.4.	Insurance	32

13.	MISCELLANEOUS	32

13.1.	Assignment	32

13.2.	Further Actions	32

13.3.	Force Majeure	32

13.4.	Correspondence and Notices	33

13.5.	Amendment	34

13.6.	Waiver	34

13.7.	Severability	34

13.8.	Descriptive Headings	34

13.9.	Governing Law; Venue	34

13.10.	Entire Agreement	35

13.11.	Independent Contractors	35

13.12.	Counterparts	35

13.13.	Future Relationships	35

13.14.	Interpretation	35

13.15.	No Third Party Rights or Obligations	35

SCHEDULES

Schedule 1.18	Existing Genetronics Patents

Schedule 5.4.1	Clinical Supply Terms

Schedule 6.1	Upfront Payments

Schedule 6.2	Development Payments

Schedule 6.3.2	Royalty Payments

LICENSE AND DEVELOPMENT AGREEMENT

This License and Development Agreement (the “Agreement”) is entered into this 9th day of November, 2006 (the “Effective Date”), by and between Genetronics, a corporation organized and existing under the laws of the State of California and having a principal place of business at 11494 Sorrento Valley Road, San Diego, California 92121 (“Genetronics”), and VGX Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 450 Sentry Parkway, Blue Bell, PA 19422 (“VGX”).  VGX and Genetronics may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Genetronics is engaged in the development and commercialization of human applications of electroporation and possesses rights to certain patents thereto; and

WHEREAS, VGX is engaged in the research, development and commercialization of human pharmaceutical and biologic products related to certain nucleic acid-based Genetic Constructs potentially useful in the treatment of cancer; and

WHEREAS, VGX and Genetronics wish to collaborate, on the terms and conditions set forth in this Agreement, on the development and commercialization of products combining those Genetic Constructs with Genetronics’s intratumoral electroporation delivery technology;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             DEFINITIONS.

Capitalized Terms not otherwise defined herein shall have the following meanings:

1.1.               Additional Third Party License.  “Additional Third Party License” shall have the meaning set forth in Section 9.6.2 hereof.

1.2.               Affiliate(s).  “Affiliate(s)” shall mean any legal entity directly or indirectly controlling, controlled by or under common control with VGX that has executed (a) this Agreement, or (b) a written joinder agreement, in a form reasonably satisfactory to Genetronics, agreeing to be bound by all of the terms and conditions of this Agreement, as if such Affiliate were an original party to this Agreement.  For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, and/or the right to receive more than fifty (50%) of the profits or earnings of a legal entity, and/or the right to control the policy decisions of a legal entity.   Any reference to VGX Affiliates or VGX and its Affiliates shall mean Affiliate under this paragraph.   As for Genetronic’s Affiliates the following shall apply:   Affiliate shall mean, as, as of any point in time and for so long as such relationship continues to exist with respect to any Person (as defined below), any other Person which controls, is controlled by or is under common control with such Person.  A Person shall be regarded as in control of another Person if it owns or controls at least fifty percent (50%) of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority); provided, however, that the term “Affiliate” shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.3.               Applicator.  “Applicator” shall mean an existing 6-needle, high voltage (>800V/cm) Genetronics product designed for use solely with the Generator to deliver a Genetic Construct by means of intratumoral electroporation, and which product is intended to be disposed of after one administration to a patient of a Licensed Product, or after a defined number of such administrations of a Licensed Product.

1.4.               Calendar Quarter.  “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 of each Calendar Year.

1.5.               Calendar Year.  “Calendar Year” shall mean any calendar year, for so long as this Agreement is in effect.

1.6.               Change of Control.  “Change of Control” shall mean a transaction in which VGX: (a) sells, conveys or otherwise disposes of all or substantially all of its property or business; or (b)(i) merges or consolidates with any other entity (other than an Affiliate of VGX); or (ii) effects any other transaction or series of transactions; in each case of clause (i) or (ii), such that the stockholders of VGX immediately prior thereto, in the aggregate, no longer own, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock of the surviving entity following the closing of such merger, consolidation, other transaction or series of transactions.

1.7.               Clinical Trial.  “Clinical Trial” shall mean a clinical study conducted by or for VGX on human subjects pursuant to a protocol approved by an appropriate regulatory authority, which study is designed to support the Marketing Application for the Licensed Product that is the subject of such study.

1.8.               Commercialize.  “Commercialize” or “Commercializing” shall mean to use, import, export, market, Promote, distribute, offer for sale, sell, have sold or otherwise commercialize or prepare to commercialize.  When used as a noun, “Commercialization” shall mean any and all activities involved in Commercializing.  “Commercialization” does not include Development or Manufacturing and to “Commercialize” does not include to Develop or to Manufacture.

1.9.               Confidential Information.  “Confidential Information” means, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is Controlled by such Party, including, without limitation, (i) scientific or medical information, material, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, inventions, practices, methods, techniques, specifications, formulations, formulae, cell lines, cell media, knowledge, know-how, skill, experience, manufacturing materials, financial data, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, quality assurance data, stability data, and studies and procedures, (ii) all regulatory filings and communications or any kind, and patent and other legal information or descriptions and (iii) commercial information of any kind, including product forecasts and sales information, sales force information, marketing studies and marketing materials, comparative analysis of competing products, physician education materials, customer and distribution channel information, and any information regarding post-approval trials, adverse event reports, or other product information.  Notwithstanding the foregoing, Confidential Information of a Party which is disclosed by such Party to the other Party or otherwise received by the receiving Party shall not include information which the receiving Party can establish by written documentation (a) was publicly known prior to its disclosure to or receipt by the receiving Party, (b) became publicly known, without breach of this Agreement on the part of the receiving Party or an agent thereof, subsequent to its disclosure to or receipt by the receiving Party, (c) was received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations, (d) was otherwise known by the receiving Party free of confidentiality obligations to the disclosing Party prior to its disclosure to or receipt by the receiving Party, or (e) was independently developed by employees or others on behalf of the receiving Party without the aid, application or use of the information disclosed to or received by the receiving Party.

1.10.             Control or Controlled.  “Control” or “Controlled” shall mean with respect to any material, item of information, or intellectual property right, the possession, whether by ownership, license or otherwise, of the right to grant a license or other right with respect thereto to the extent set forth herein.

1.11.             Develop.  “Develop” or “Developing” shall mean to discover, research, have researched, develop, have developed or use for development purposes, including conducting non-clinical and clinical research and development activities such as toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), regulatory affairs, pharmacovigilance and Regulatory Approval and Clinical Trial regulatory activities (including regulatory activities directed to obtaining pricing and reimbursement approvals).  When used as a noun, “Development” shall mean any and all activities involved in Developing.  Development shall not include Manufacturing or Commercialization and to “Develop” does not include to Commercialize or to Manufacture.

1.12.             Development Term.  “Development Term” shall mean the period of time from the Effective Date until the First Commercial Sale of the first Licensed Product to be sold in any country in the Territory.

1.13.             Device.  “Device” shall mean a Generator or Applicator.  “Devices” shall mean Generators or Applicators, or both.

1.14.             EP.  “EP” shall mean intratumoral electroporation.

1.15.             Existing EP Intellectual Property.  “Existing EP Intellectual Property” shall mean the Existing Genetronics Patent Rights and Existing Genetronics Know-How.

1.16.             Existing Genetronics Know-How.  “Existing Genetronics Know-How” shall mean any Genetronics Know-How Controlled by Genetronics or its Affiliates as of the Effective Date in the Licensed Field.

1.17.             Existing Genetronics Patent Rights.  “Existing Genetronics Patent Rights” shall mean any Genetronics Patent Rights Controlled by Genetronics or its Affiliates as of the Effective Date.

1.18.             Existing Genetronics Patents.  “Existing Genetronics Patents” shall mean the patents and patent applications listed on Schedule 1.18 attached hereto.

1.19.             FDA.  “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.20.             FD&C Act.  “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time, and the rules and regulations promulgated thereunder.

1.21.             First Commercial Sale.  “First Commercial Sale” shall mean, with respect to any Licensed Product and with respect to any country of the Territory, the first sale of such Licensed Product to a Third Party in such country after such Licensed Product has been granted Regulatory Marketing Authorization by a competent Regulatory Authority for such country.

1.22.             FTE.  “FTE” shall mean a full time equivalent scientific person year, consisting of a minimum of a total of one thousand eight hundred (1800) hours per year of scientific work by an appropriately educated, qualified and experienced employee of Genetronics or VGX directly related to activities under the Agreement.

1.23.             GAAP.  “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.24.             Genetic Construct.  “Genetic Construct” shall mean any pharmaceutical or biologic preparation comprising a nucleic acid sequence encoding a peptide or protein, including, but not limited to, antigen(s), adjuvant(s), expression vectors, and/or formulations that VGX Develops, Manufactures, or Commercializes in the Licensed Field.

1.25.             Generator.  “Generator” shall mean an intratumoral EP device, including any software that is not custom designed for use with a Genetic Construct, for which the manufacture and/or use with a Genetic Construct in the Licensed Field would infringe the Genetronics Patent Rights or utilize the Genetronics Licensed Technology, including but not limited to pulse generation equipment.

1.26.             Genetronics Competitor.  “Genetronics Competitor” means any company (other than Genetronics or VGX) that is either (i) significantly engaged in the manufacturing, commercialization, and/or marketing of EP Applicators and/or Generators or (ii) is a Sublicensee of Genetronics or its parent company.

1.27.             Genetronics Costs.  “Genetronics Costs” means all fully burdened FTE costs incurred by Genetronics that are related to the performance by Genetronics of its assigned activities under this agreement that have been approved in writing in advance by VGX.

1.28.             Genetronics Product Enhancements.  “Genetronics Product Enhancements” shall mean any Genetronics Patent Rights or Genetronics Know-How Controlled by Genetronics or its Affiliates developed or obtained by Genetronics during the Term that enhances or technically improves a Licensed Product.

1.29.             Genetronics EP Technology.  “Genetronics EP Technology” shall mean Genetronics’s intratumoral EP delivery technology related to the Licensed Field, including but not limited to Devices and any other electroporation equipment, designs thereof, and methods of use thereof.

1.30.             Genetronics Know-How.  “Genetronics Know-How” shall mean all EP-related Know-How Controlled by Genetronics or its Affiliates, now or at any time during the Term, necessary for the Development, Manufacture, use, sale or importation of any Licensed Product in a Licensed Field and in the Territory (other than Genetronics’s interest in Joint IP).

1.31.             Genetronics Licensed Technology.  “Genetronics Licensed Technology” shall mean Genetronics’s rights in (i) Existing EP Intellectual Property, (ii) Genetronics’s interest in Genetronics Product Enhancements, and (iii) any other Genetronics Patent Rights and Genetronics Know-How (other than Genetronics’s interest in Joint IP) related to the Licensed Products in the Licensed Field and in the Territory.

1.32.             Genetronics Patent Rights.  “Genetronics Patent Rights” shall mean any EP-related Patent Rights Controlled by Genetronics or its Affiliates now or at any time during the Term, which would be infringed by the Development, Manufacture, use, sale or importation of any Licensed Product in the Licensed Field in the Territory (other than Genetronics’s interest in Joint IP).  Genetronics Patent Rights shall include Genetronics Existing Patent Rights.

1.33.             Genetronics Third Party Agreement.  “Genetronics Third Party Agreement” shall mean any agreement between Genetronics and any Third Party that involves a license by such Third Party to Genetronics that comprises Genetronics Licensed Technology.

1.34.             IND.  “IND” shall mean an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing in human subjects, or an equivalent foreign filing.

1.35.             Indication.  “Indication” means, with respect to any Licensed Product, any indication for such Licensed Product in the Licensed Field for which Regulatory Marketing Authorization has been achieved or is being sought.

1.36.             Joint IP.  “Joint IP” shall mean the Joint Know-How and the Joint Patent Rights.

1.37.             Joint Know-How.  “Joint Know-How” shall mean any Know-How covering or embodied by or in any Joint Collaboration Technology.

1.38.             Joint Patent Right.  “Joint Patent Right” means any Patent Right covering any Joint Collaboration Technology.

1.39.             Joint Collaboration Technology.  “Joint Collaboration Technology” shall mean any invention, development or discovery, whether or not patentable, made or created jointly by (i) employees or agents of Genetronics or any of its Affiliates, and (ii) employees or agents of VGX or any of its Affiliates in the course of carrying out this Agreement.

1.40.             Know-How.  “Know-How” shall mean any confidential unpatented or unpatentable technology, compound, cell line or other biological material, probe, sequence, technical information, method, or other confidential information or material, in all cases to the extent, but only to the extent, not in the public domain.

1.41.             Licensed Field.  “Licensed Field” shall mean the delivery of HIV vpr gene sequences via DNA intratumoral electroporation at voltages greater than 800V/cm and less than 2000 V/cm to treat cancer in humans.

1.42.             Licensed Product.  “Licensed Product” shall mean any product where Therapeutic Genetic Constructs are used together with the Devices in administering treatments to patients in the Licensed Field.

1.43.             Major Market Country.  “Major Market Country” shall mean the United States, France, Germany, the United Kingdom, and Italy.

1.44.             Manufacture.  “Manufacture,” “Manufactured” or “Manufacturing” means all activities involved in the production, packaging and labeling of a Licensed Product to be Developed and/or Commercialized under this Agreement.  “Manufacturing” does not include Development or Commercialization.

1.45.             Marketing Application.  “Marketing Application” means a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for a Licensed Product, or any comparable application filed with and accepted by the Regulatory Authority of a country other than the United States, including, where applicable, any applications for governmental pricing and marketing approval.

1.46.             Net Sales.  “Net Sales” shall mean the gross amount invoiced for any sale of any Licensed Product by VGX, any VGX Affiliate or any VGX Sublicensee, as appropriate (a “Selling Person”), to a non-Affiliate in a bona fide arm’s length transaction, less the following deductions, in each case to the extent specifically related to the Licensed Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

(i)                  trade, cash, promotional and quantity discounts and wholesaler fees;

(ii)                 taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding national, sales or local taxes based on income);

(iii)                freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer;

(iv)               amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price reductions;

(v)                charge back payments and rebates granted to (a) managed healthcare organizations, (b) federal, state and/or provincial and/or local governments or other agencies, (c) purchasers and reimbursers, or (d) trade customers, including wholesalers and chain and pharmacy buying groups; and

(vi)               documented custom duties actually paid by the Selling Person.

1.47.             Patent Rights.  “Patent Rights” shall mean any and all (a) U.S. or foreign patents, (b) U.S. or foreign patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (c) all U.S. or foreign patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, and (d) any other form of government-issued right substantially similar to any of the foregoing.

1.48.             Person.  “Person” shall mean any individual or legal entity.

1.49.             Phase I Clinical Trial.  “Phase I Clinical Trial” shall mean a human Clinical Trial conducted on sufficient numbers of healthy human volunteers with the endpoint of determining initial tolerance, safety and/or pharmacokinetic information in single dose, single ascending dose, multiple dose and/or multiple ascending dose regimens, and to support its continued testing in Phase II Clinical Trials.

1.50.             Phase II Clinical Trial.  “Phase II Clinical Trial” shall mean a human Clinical Trial that is designed to determine initial efficacy and dose range findings and to define warnings, precautions and adverse reactions that may be associated with the product in such dosage range.

1.51.             Phase III Clinical Trial.  “Phase III Clinical Trial” shall mean a human Clinical Trial that is designed to establish that a treatment is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and to support Regulatory Approval of such treatment or label expansion of such medicinal product.

1.52.             Product Data.  “Product Data” shall mean all pre-clinical data and results, clinical protocols, studies, clinical data and results, post-marketing data and results, manufacturing data and results, and other information necessary or useful for obtaining Regulatory Approval of a Licensed Product in the Licensed Field.

1.53.             Promotion.  “Promotion” shall mean those activities, including, without limitation, detailing and distributing Samples of Licensed Product, normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the approved use of a particular Licensed Product.  When used as a verb, “Promote” means to engage in such activities.

1.54.             Recall.  “Recall” shall mean, with respect to any pharmaceutical product, a “recall” or a “product withdrawal” or a “stock recovery” or any similar term as utilized by any Regulatory Authority under such Regulatory Authority’s procedures regarding the recall of pharmaceutical products, as the same may be amended from time to time, and shall include any post-sale warning or mailing of information regarding such product, including any warnings or mailings described in the Regulatory Authority’s product recall procedures.

1.55.             Registrational Filing.  “Registrational Filing” shall mean an application submitted to the appropriate Regulatory Authority seeking a Regulatory Marketing Authorization.

1.56.             Regulatory Approval.  “Regulatory Approval” means any technical, medical, scientific or other license, registration, authorization or approval of any Regulatory Authority regarding the research, development, clinical testing, commercial manufacture, distribution, marketing, pricing, reimbursement, Promotion, offer for sale, use, import, export or sale of any pharmaceutical product, proposed pharmaceutical product, medical device, proposed medical device, or any combination thereof.

1.57.             Regulatory Authority.  “Regulatory Authority” shall mean, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval for such country or countries.

1.58.             Regulatory Marketing Authorization.  “Regulatory Marketing Authorization” shall mean, with respect to any Licensed Product in any country or region and in any indication, Regulatory Approval authorizing the marketing of such Licensed Product in such country or region for such indication.

1.59.             Right of Reference.  “Right of Reference” shall mean the right to reference, cross-reference, review, have access to, incorporate and use in any regulatory applications or filings, any patent filings, or for any research, development or commercialization purpose.

1.60.             Samples.  “Samples” means a unit of Licensed Product that is not intended to be sold and is intended to Promote the sale of such Licensed Product.  When used as a verb “Sample” means to provide Samples to healthcare providers.

1.61.             Sublicense.  When used as a verb, “Sublicense” shall mean to, directly or indirectly, sublicense, or grant any other right with respect to, or agree not to assert, any intellectual property right granted to a Party under this Agreement.  When used as a noun, “Sublicense” shall mean any agreement to Sublicense.

1.62.             Sublicensee.  “Sublicensee” shall mean any VGX Sublicensee or any Genetronics Sublicensee.

1.63.             Term.  “Term” shall mean the period of time from the Effective Date until the expiration or earlier termination of this Agreement.

1.64.             Territory.  “Territory” shall mean worldwide.

1.65.             Third Party.  “Third Party” shall mean any Person other than VGX, Genetronics or their respective Affiliates.

1.66.             Trademark.  “Trademark” shall mean any trademark used by the Parties in connection with a Licensed Product, other than the Parties’ trade names and trademarks used by the Parties to identify their companies generally.

1.67.             Valid Claim.  “Valid Claim” shall mean a claim of an issued and unexpired Patent Right that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealed or unappealable within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.68.             VGX Device Improvements.  “VGX Device Improvements” shall mean any invention, development or discovery, whether or not patentable, related solely to Devices and not related to any other subject matter (including, without limitation, Genetic Constructs) made solely by VGX or jointly by VGX and Genetronics and arising under this Agreement.

1.69.             VGX Know-How.  “VGX Know-How” shall mean all Know-How Controlled by VGX or its Affiliates, now or at any time during the term of this Agreement that relates to the Genetic Construct or to the use of the Genetic Construct in connection with the Development, Manufacture, or Commercialization of any Licensed Product.

1.70.             VGX Licensed Technology.  “VGX Licensed Technology” shall mean the VGX Patent Rights and VGX Know-How (other than VGX’s interest in Joint IP).

1.71.             VGX Patent Rights.  “VGX Patent Rights” shall mean any Patent Right (other than a Genetronics Patent Right) Controlled by VGX or its Affiliates, now or at any time during the term of this Agreement, that relate to the Genetic Construct or to the use of the

Genetic Construct in connection with the Development, Manufacture, or Commercialization of any Licensed Product.

1.72.             VGX Product Data.  “VGX Product Data” shall mean all Product Data Controlled by VGX or its Affiliates at any time during the term of this Agreement.

1.73.             VGX Regulatory Approvals.  “VGX Regulatory Approvals” means those Regulatory Approvals Controlled by VGX or its Affiliates related to the Development or Commercialization of a Licensed Product.

1.74.             VGX Sublicensee.  “VGX Sublicensee” shall mean any Person to whom VGX has granted, directly or indirectly, any Sublicense of any right granted to VGX by Genetronics under this Agreement.

2.             LICENSE GRANTS.

2.1.               Licenses to VGX.

2.1.1.          Non-Exclusive License from Genetronics to VGX.  Subject to the terms and conditions of this Agreement, Genetronics hereby grants to VGX and its Affiliates a non-exclusive license, with the right to grant sublicenses pursuant to Section 2.1.3, under the Genetronics Licensed Technology to Develop, Manufacture, and Commercialize Licensed Products in the Licensed Field in the Territory.

2.1.2.          Trademark License from Genetronics to VGX.  Upon VGX’s written request at any time during the Term and subject to the terms and conditions of this Agreement, Genetronics shall grant to VGX and its Affiliates a non-exclusive, fully paid-up, royalty-free, non-transferable Trademark license, with the right to grant sublicenses, to use Genetronics’s Trademarks and/or trade names in connection with Genetronics Technology solely to Commercialize and Manufacture Licensed Products in the Licensed Field in the Territory.  If granted, such Trademark license shall become perpetual and irrevocable upon expiration of the Term, but shall remain non-transferable and solely useable by VGX in connection with Genetronics Technology solely to Manufacture, Commercialize and Sell Licensed Products in the Licensed Fields in the Territory The Trademark license will terminate with the Technology License in the event of early termination.

2.1.3.          VGX Sublicenses to Third Parties.  Subject to the payment and other provisions of Section 6, VGX may, upon written consent from Genetronics, which consent shall not be unreasonably withheld or delayed, Sublicense any rights licensed or otherwise granted to VGX under this Agreement to (i) VGX’s Affiliates; (ii) VGX’s distributors of Licensed Products pursuant to bona fide arm’s length distribution agreements; and (iii) any Third Party other than a Genetronics Competitor or sublicensee, in each case that enters into a bona fide license and/or collaboration agreement with VGX to Develop, Manufacture, or Commercialize Licensed Products in the Licensed Field in the Territory.  Any Sublicense by VGX shall be subject to the provisions of this Agreement and may, at Genetronics’ sole discretion, survive termination of the licenses or other rights granted to VGX under this Agreement in accordance with Section

11.2.2(iii) hereof; provided, however, that in no event shall Genetronics be required to accept any sublicense on terms less favorable to it than the terms of this Agreement, and provided, further, that VGX shall remain legally liable to Genetronics for the performance by each such sublicensee of its obligations thereunder.

2.1.4        VGX Sublicenses from Third Parties.  In the event that any of the rights licensed or otherwise granted by Genetronics to VGX under this Agreement comprise rights also licensed or otherwise granted by Genetronics to a Third Party, then neither VGX nor any VGX Affiliate shall enter into any arrangement with that Third Party whereby the Third Party would sublicense such rights to VGX or a VGX Affiliate on terms any different from those contained herein.

2.2.               Product Enhancements.

2.2.1.          Non-Exclusive License for Product Enhancements to VGX.  Subject to the terms and conditions of this Agreement, Genetronics hereby grants to VGX a non-exclusive, fully paid-up, royalty-free, non-sublicensable license to Genetronics Product Enhancements under the Genetronics Licensed Technology and Genetronics’ interest in the Joint IP solely for use by VGX with Licensed Products in the Licensed Field in the Territory.

2.2.2.          License for VGX Device Improvements.  Subject to the terms and conditions of this Agreement, VGX hereby grants to Genetronics an exclusive, fully paid-up, royalty-free, sublicensable license in the Territory under VGX’s rights in the VGX Device Improvements to Develop, Commercialize and Manufacture Devices and methods in any field.

2.3.               Direct Licenses to Affiliates.  VGX may at any time request and authorize Genetronics to grant licenses directly to Affiliates of VGX by giving written notice designating to whom a direct license is to be granted.  Upon receipt of any such notice, Genetronics shall enter into and sign a separate direct license agreement with such designated Affiliate of VGX.  All such direct license agreements shall be consistent with the terms and conditions of this Agreement, except for such modifications as may be required by the laws and regulations in the country in which the direct license will be exercised; provided, however, that Genetronics shall have no obligation to enter into any such direct license agreement if the effect of entering into such agreement (and continuing as a party to this Agreement) would be to increase the level of obligations owed by or risks assumed by Genetronics, or decrease the consideration owed to Genetronics, relative to the obligations owed by, risks assumed by, or consideration owed to Genetronics under this Agreement; and provided, further, that in no event shall a direct license of rights to a VGX Affiliate relieve VGX of its primary liability to Genetronics for all obligations (including but not limited to obligations of payment, confidentiality, and diligence) hereunder In countries where validity of the direct license agreement requires prior government approval or registration, such direct license agreement shall not become binding between the parties thereto until such approval or registration is granted, which approval or registration shall be obtained by VGX or its Affiliate.

2.4.               Right of Reference.  Genetronics hereby grants to VGX a Right of Reference to any Product Data, regulatory filings, and Regulatory Approvals Controlled by Genetronics or its Affiliates that relates to Licensed Products in the Licensed Field for VGX’s use in the Development, Manufacture, and Commercialization of Licensed Products, all to the extent that they are directly related to VGX’s obligations under the Agreement.  VGX hereby grants to Genetronics a Right of Reference to any Product Data, regulatory filings, and Regulatory Approvals Controlled by VGX or its Affiliates that relates to Licensed Products in the Licensed Field solely for Genetronics’s use in preparing regulatory filings related to any Device, required safety reporting to Regulatory Authorities, and any other internal purposes, all to the extent that they are directly related to Genetronics’s obligations under the Agreement.

2.5.               No Other Rights.  No rights, other than those expressly set forth in this Agreement, are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise.

3.             COORDINATION.

3.1.             Development Liaison Representative.   VGX and Genetronics shall designate one of its representatives to serve as Development Liaison Representative (“DLR”).  Each Party shall be free to change its DLR on written notice to the other Party.

3.2.             Responsibilities of the Development Liaison Representatives.  The DLR’s shall be responsible for the coordination of certain activities under the Collaboration, including

(i)         coordinating the supply of any Device under any Development Agreement along with any activities in support of obtaining Regulatory Approval in the Licensed Field for such Device;

(ii)        providing general oversight of the entire collaboration between VGX and Genetronics, including Development and Commercialization of each Licensed Product and determination of when milestones have been reached with respect to any Licensed Product;

(iii)       fostering the collaborative relationship between the Parties;

(iv)       facilitating all required technology transfer;

(v)        reaching mutual agreement as to termination of the Agreement due to failure of purpose or science; and

(vi)       such other matters as the Parties may assign to the DLR’s from time to time.

4.             PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

4.1.             General.  Except as set forth in Section 4.3 (Regulatory Responsibilities), VGX shall be solely responsible for Developing and Commercializing Licensed Products in the Licensed Field during the Term.

4.2.             Diligence.  VGX shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize a Licensed Product in the Licensed Field in the Major Market Countries.  In the event that VGX does not use commercially reasonable efforts to develop Licensed Product in the Field by failing to initiate a clinical study within two (2) years of the effective date or failure to initiate a pivotal Phase III clinical trial within six (6) years of the effective date, then, unless otherwise agreed by the Parties in writing, the License Grant shall terminate and all rights granted herein shall revert to Genetronics.

4.3.             Regulatory Responsibilities.  VGX shall have overall responsibility for developing a registration strategy for each Licensed Product and for coordinating all regulatory matters under the Collaboration.   Anything in this Section 4.3 notwithstanding, however, the Parties expressly agree that under no circumstances shall VGX make any regulatory filing, seek any Regulatory Approval, or otherwise communicate with or submit information to any Regulatory Authority regarding any regulatory filing or Regulatory Approval, in connection with any Device without the prior review and written approval of Genetronics.

4.4.             Regulatory Documentation-Device.  Genetronics shall provide all regulatory documentation and support related to the Device necessary for VGX to obtain approval of Licensed Product using such Device and any related enhancements or technical improvements or changes thereto.  In the event that VGX requires special documentation, testing or regulatory support not already existing at Genetronics or that can not be generated based on the IL-12 study currently carried out at the Moffitt Cancer Center, VGX shall reimburse Genetronics for the FTE cost associated with generating such documentation.

4.4.1.       Regulatory Filing and Approvals.  VGX shall file, in its own name (or the name of its designated Affiliate), all applications for any form of Regulatory Approval in the Licensed Field for each Licensed Product in all countries in the Territory and shall own all Regulatory Approvals resulting from such applications.  If VGX determines in its sole discretion that Regulatory Approval for a Device would be necessary or useful to the registration strategy for any Licensed Product in the Licensed Field, upon VGX ‘s written request Genetronics shall prepare and file, in its own name, applications for Regulatory Approval in the Licensed Field for such Device.  VGX shall have the opportunity to review and comment on all such filings prior to submission.  All Regulatory Approvals related to the device (e.g., CE mark, PMA or 510k) resulting from such applications shall be the property of Genetronics.  VGX or its designated Affiliate shall be the named sponsor of any Clinical Trial to be conducted during Development of the Licensed Products.

4.4.2.       Reporting.  VGX shall be responsible for filing all reports required to be filed in order to maintain any Regulatory Marketing Authorizations granted for Licensed Products in all countries of the Territory in the Licensed Field.  VGX shall be responsible for the adverse experience and safety reporting for all Licensed Products in compliance with the requirements of the FD&C Act and the regulations promulgated thereunder and the equivalent regulations in other countries in the world.  Genetronics shall cooperate with VGX in preparing and filing all such reports and, upon VGX’s request, provide VGX with any information in Genetronics’s possession or Control which VGX reasonably deems to be relevant to any such report.  Genetronics shall be responsible for filing all reports required to be filed in order to maintain any Regulatory Marketing Authorizations granted for Devices.  VGX shall cooperate with Genetronics in preparing and filing all such reports and, upon Genetronics’ request, provide Genetronics with any information in VGX’s possession or Control which Genetronics reasonably deems to be relevant to any such report.

4.4.3.                              Communications with Regulatory Authorities; Genetronics Assistance.  VGX shall have the primary responsibility for communicating with any Regulatory Authority regarding any regulatory filing or any Regulatory Approval related to any Licensed Product prior to submission, during registration/review by a Regulatory Authority or post approval in the Territory in the Licensed Field.  At VGX’s written request, and at VGX’s expense pursuant to Section 5.4.6 below, Genetronics shall (a) provide VGX with advice and reasonable assistance in (i) developing a Regulatory Approval filing strategy for Licensed Products, (ii) reviewing study reports from Clinical Studies of Licensed Products, (iii) preparing applications for Regulatory Approval for Licensed Products, (iv) preparing supplements to applications for Regulatory Approval for Licensed Products, (v) responding to questions from Regulatory Authorities regarding applications for Regulatory Approval or any supplement thereto and (b) participate in interactions with Regulatory Authorities concerning the Licensed Products.

4.4.4.                              Product Recalls.  VGX shall be solely responsible for all contact with Regulatory Authorities relating to any Recall of any Licensed Product.  VGX shall be solely responsible for implementing, directing and administering any Recall of any such Licensed Product required or recommended by any Regulatory Authority or court of competent jurisdiction, or determined by VGX, in its sole discretion, to be necessary or advisable.  VGX shall bear the expense of any such recall except for those cases that are determined to be caused by Device malfunctions resulting from manufacturing defects.  Gentronics shall bear the expense of a recall of the Devices that malfunction due to manufacturing defects.

4.4.5.                              Inspections.  The Parties shall cooperate in good faith with respect to the conduct of any inspections by any Regulatory Authority of a Party’s site and facilities related to Licensed Products.

4.4.6.                              Expenses.  VGX shall be responsible for its own expenses (both internal expenses and out-of-pocket costs paid to a Third Party) incurred in performing its responsibilities in making any filing or otherwise seeking any Regulatory Approval for the Licensed Products in the Licensed Field or in responding to any Regulatory Authority including post approval commitments.  VGX shall reimburse Genetronics for its fully burdened FTE costs in performing its regulatory activities pursuant to Sections 4.4.1 and 4.4.3 including but not limited to reimbursement for FTE’s actually employed by Genetronics in such activities, as agreed in advance by VGX, at a rate of **** per FTE; provided, however, that such regulatory activities were approved in writing by VGX prior to being performed by Genetronics.

4.5.                                              Commercialization Responsibilities.

4.5.1.                              General.  VGX shall have sole responsibility and exclusive control over all matters relating to the Commercialization of Licensed Products.  Without limiting the generality of the foregoing, VGX (or its designated Affiliates) shall:

(i)                           be the exclusive distributor for Licensed Products in the Territory for its own account and risk;

(ii)                        be responsible for invoicing and booking sales for, warehousing, and distributing all Licensed Products in the Territory and shall perform related distribution activities; and

(iii)                     have the right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Licensed Products (including any Device sold as a part of a Licensed Product) in the Territory, including any terms and conditions relating to or affecting the price at which Licensed Products will be sold; discounts available to managed care providers; any discount attributable to payments on receivables; any conditions of local reimbursement; distribution of Licensed Products; and credits, price adjustments, other discounts, and allowances to be granted or refused.

5.                                       MANUFACTURING AND SUPPLY.

5.1.                                              General.  Except as set forth in Section 5.4, VGX (or its designated Affiliates or Third Parties) shall be responsible for the Manufacture and supply of Genetic Constructs and Licensed Products in the Licensed Field in the Territory.

5.2.                                              Diligence.  Genetronics shall use Commercially Reasonable Efforts to fulfill its obligations under any Clinical Supply Agreement and the Commercial Supply Agreement.

5.3.                                              Genetic Construct Manufacture.  VGX shall have sole responsibility and exclusive control over all matters relating to the Manufacture of Genetic Constructs for Licensed Products.  Without limiting the foregoing, VGX may contract with its Affiliates or Third Parties of its sole choice to perform any or all of the activities relating to the Manufacture of such Genetic Constructs.

5.4.                                              Device Manufacture.  Subject to execution of a Clinical Supply Agreement and Commercial Supply Agreements as set forth below, Genetronics shall be responsible for the Manufacture and supply of the quantities of each Device needed for Development and Commercialization of Licensed Products in the Field in the Territory as described below.

5.4.1.                              Clinical Supply.  For all clinical trials required to obtain regulatory approval of Licensed Product, Genetronics will supply electroporation applicators and generators and any technical advancements thereto, to VGX at the price indicated in Schedule 5.4.1.

5.4.2.                              Commercial Supply.  Upon reaching commercial level production volumes of its electroproation-assisted DNA delivery devices, Genetronics will enter good faith negotiations with regard to the per unit price to VGX, such per unit price to be established at commercially reasonable terms.

6.                                       CONSIDERATION.

6.1.                              Upfront Payment.  Within thirty (30) days of the Effective Date, VGX shall pay to Genetronics the sum indicated in Schedule 6.1.

6.2.                              Development Payments.  In partial consideration for Genetronics’s development of the Genetronics Technology and performance of Genetronics’s obligations under this

Agreement, VGX shall pay to Genetronics the amounts set forth in Schedule 6.2  (each, a “Development Payment”) within thirty (30) days of the first occurrence of each event described below for any Licensed Product in the Licensed Field (each, a “Development Event”).  A Licensed Product shall be considered to have “entered” a Clinical Trial when, following all applicable Regulatory Approvals, the Licensed Product is first administered to a subject enrolled in such Clinical Trial.

For the avoidance of doubt, in the event that a Licensed Product bypasses an earlier Development Event and achieves a later Development Event, then upon achievement of the later Development Event, Development Payments shall be made at that time both for the Development Event achieved and any earlier Development Events bypassed.

6.2.1.                              Each of the Development Payments above shall be payable when the Development Event is achieved and shall be due in its entirety regardless of the number or configuration of the studies.

6.2.2.                              If one or more subsequent Licensed Product candidates replaces the first or subsequent Licensed Product candidate in Development, such replacement Licensed Product candidate(s) shall only be subject to those Development Payments that have not previously been achieved by the replaced Licensed Product candidate(s).

6.3.                                              Royalty Payments.

6.3.1.                              Patent Royalty Period.   The Patent Royalty Period will be, with respect to any particular Licensed Product in any country, the period of time beginning on the First Commercial Sale of such Licensed Product in such country and extending until the earlier of (i) the date when there is not any Valid Claim included in any Genetronics Patent Right in any country which would be infringed by the sale of the Licensed Product in any country but for a license granted by Genetronics to VGX hereunder, or (ii) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country.  Thereafter, no further royalties shall be payable in respect of sales of such Licensed Product in such country and, thereafter, the license granted to VGX under Section 2.1 with respect to such Licensed Product in such country shall become fully paid-up, perpetual, irrevocable, non-exclusive, royalty-free licenses.

6.3.2.                              Royalties.  VGX, on a Licensed Product-by-Licensed Product and country-by-country basis, shall pay to Genetronics royalties in the amount of the Applicable Net Sales Percentage of the Net Sales obtained by VGX, its Affiliates or VGX Sublicensees from the sale of each Licensed Product in the Licensed Fields in the Territory in any Calendar Year during the Patent Royalty Period, as set forth in Schedule 6.3.2.

6.3.3.                                      Royalty Adjustments.  The following adjustments shall be made, on a Licensed Product-by-Licensed Product and country-by-country basis, to the royalties payable pursuant to Section 6.3.1 hereof.

No Patent Coverage.  In the case of any Net Sales of any Licensed Product in the Licensed Fields in any country where such Licensed Product is not covered by an issued Valid Claim of the Genetronics Licensed Technology, the royalty payable by VGX to Genetronics on such Net Sales shall be reduced to **** of the amount that would otherwise have been payable during the Patent Royalty Period with respect to such Net Sales pursuant to Section 6.3.1.

6.4.                                              Reports and Payments.

6.4.1.                              Cumulative Royalties.  The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any Licensed Product.

6.4.2.                              Royalty Statements and Payments.  Within sixty (60) days of the end of each Calendar Quarter, VGX shall deliver to Genetronics a report setting forth for such Calendar Quarter, the following information, on a Licensed Product-by-Licensed Product, country-by-country and worldwide basis: (a) the Net Sales of each Licensed Product, (b) the basis for any adjustments to the royalty payable for the sale of any such Licensed Product, and (c) the royalty due hereunder for the sale of each such Licensed Product.  No such reports shall be due for any such Licensed Product before the First Commercial Sale of such Licensed Product.  The total royalty due for the sale of all such Licensed Products during such Calendar Quarter shall be remitted at the time such report is made.

6.4.3.                              Taxes and Withholding.  All payments under this Agreement will be made without any deduction or withholding for or on account of any tax, duties, levies, or other charges unless such deduction or withholding is required by applicable laws or regulations to be assessed against Genetronics.  If VGX is so required to deduct or withhold, VGX will (i) promptly notify Genetronics of such requirement, (ii) pay to the relevant authorities the minimum amount actually required by law or treaty to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Genetronics, and (iii) promptly forward to Genetronics an official receipt (or certified copy) or other documentation reasonably acceptable to Genetronics evidencing such payment to such authorities.

6.4.4.                              Currency.  All amounts payable and calculations hereunder shall be in United States dollars.  As applicable, Net Sales and any royalty deductions shall be translated into United States dollars at the exchange rate used by VGX for public financial accounting purposes in accordance with generally accepted accounting principles.  If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 6.4.4, then VGX shall nonetheless remain fully liable to Genetronics for payment hereunder.

6.4.5.                              Record Keeping.  VGX shall keep and shall cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of Licensed Products, in accordance with GAAP and in sufficient detail to permit accurate determination of all figures necessary for verification of royalties to be paid hereunder.  VGX and its Affiliates shall maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they were generated, provided, however, that if any records are in dispute and VGX has received written notice from Genetronics of the records which are in dispute, VGX shall keep such records until the dispute is resolved.

6.4.6.                              Audits.  Upon thirty (30) days prior written notice from Genetronics, VGX shall permit an independent certified public accounting firm of nationally recognized standing selected by Genetronics and reasonably acceptable to VGX, to examine, at Genetronics’s sole expense, the relevant books and records of VGX and its Affiliates as may be reasonably necessary to verify the amounts reported by VGX in accordance with Section 6.4.2 and the payment of royalties hereunder.  An examination by Genetronics under this Section 6.4.6 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than three (3) years before the date of the request.  The accounting firm shall be provided access to such books and records at VGX’s facility(ies) where such books and records are normally kept and such examination shall be conducted during VGX’s normal business hours.  VGX may require the accounting firm to sign a standard non-disclosure agreement before providing the accounting firm access to VGX’s facilities or records.  Upon completion of the audit, the accounting firm shall provide both VGX and Genetronics a written report disclosing any discrepancies in the reports submitted by VGX or the royalties paid, and, in each case, the specific details concerning any discrepancies.  No other information shall be provided to Genetronics.

6.4.7.                              Underpayments/Overpayments.  If such accounting firm correctly concludes that additional royalties were due to Genetronics, VGX shall pay to Genetronics the additional royalties within forty-five (45) days of the date VGX receives such accountant’s written report.  Notwithstanding any other provision in this Section 6.4 to the contrary, if such underpayment exceeds three percent (3%) of the royalties that were to be paid to Genetronics, VGX also shall reimburse Genetronics for the out-of-pocket expenses incurred in conducting the audit.  Neither Genetronics nor VGX shall reveal to such accounting firm the conditions under which the audit expenses are to be reimbursed hereunder.  If such accounting firm correctly concludes that VGX over paid royalties to Genetronics, Genetronics will refund such overpayments to VGX, within forty-five (45) days of the date Genetronics receives such accountant’s report.

6.4.8.                              Confidentiality.  All reports and financial information of VGX which is subject to review under this Section 6 shall be deemed to be VGX’s Confidential Information subject to the provisions of Section 7.1 hereof, and Genetronics shall not disclose such Confidential Information to any Third Party or use such Confidential Information for any purpose other than verifying payments to be made by VGX to Genetronics hereunder; provided, however, that such Confidential Information may be disclosed by Genetronics to Third Parties only to the extent necessary to enforce Genetronics’s rights under this Agreement.

6.4.9.                              Disclaimer.  Genetronics acknowledges and agrees that nothing in this Agreement (including any exhibits or attachments hereto) shall be construed as representing an estimate or projection of either (a) the number of Licensed Products that will or may be successfully Developed or Commercialized or (b) anticipated sales or the actual value of any Licensed Product.  The foregoing disclaimer shall not mitigate VGX’s obligation to use Commercially Reasonable due diligence to develop the Licensed Products in the Licensed Field.

7.                                       MUTUAL COVENANTS.

7.1.                                              Confidentiality.

7.1.1.                              Confidentiality.  During the term of this Agreement and for a period of five years following the expiration or earlier termination thereof, each Party shall maintain in confidence the Confidential Information of the other Party, and shall not disclose, use or grant to a Third Party the right to use any of the Confidential Information of the other Party except on a need-to-know basis to such Party’s directors, officers and employees, and to such Party’s consultants working on such Party’s premises, to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement.  Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

7.1.2.                              Terms of Agreement.  Neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors, who are obligated to maintain such information in confidence, and (b) to a Third Party (who is obligated to maintain such information in confidence) in connection with (i) an equity investment in Genetronics by such Third Party (so long as such investment is not by a pharmaceutical company the market capitalization of which makes it a competitor of VGX), (ii) a merger, consolidation or similar transaction by such Party, or (iii) the sale of all or substantially all of the assets of such Party relating to the subject matter of this Agreement.  Notwithstanding the foregoing, prior to execution of this Agreement, the Parties have agreed upon the substance of information that can be used to describe the terms and conditions of this transaction, and each Party may disclose such information, as modified by mutual written agreement of the Parties, without the consent of the other Party.

7.1.3.                              Permitted Disclosures.  The confidentiality obligations under this Section 7 shall not apply (a) to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, or (b) to the extent necessary or desirable to allow either Party (where possible, with adequate safeguards for confidentiality) to defend against litigation or to file and prosecute patent applications; provided, however, in either such case that such Party shall provide written notice thereof to the other Party, consult with the other Party with respect to such disclosure and provide the other Party sufficient opportunity to object to any such disclosure or to request that the disclosing Party seek confidential treatment thereof, in which event, the disclosing Party shall use all reasonable efforts to accommodate the other Party’s requests.

7.1.4.                              Announcements.  Except as may be expressly permitted under Section 7.1.3, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party.  For the sake of clarity, nothing in this Agreement shall prevent VGX from making any scientific publication or public announcement concerning VGX’s Commercialization activities with respect to any Licensed Product under this Agreement; provided, however, that VGX shall not disclose any of Genetronics’s Confidential Information in any such publication or announcement without obtaining Genetronics’s prior written consent to do so.  The Parties expressly agree that both parties may release a press release upon the execution of this Agreement subject to each other’s prior review and written approval.

7.1.5.                              Publications.  During the term of this Agreement, each Party shall submit to the other Party for review and approval all proposed academic, scientific, and medical publications and public presentations relating to the Licensed Product for review in connection with preservation of Patent Rights and/or to determine whether Confidential Information of the other Party should be modified or deleted, provided, however that after the approval of an academic, scientific or medical publication and/or public presentation has been given, then such Party shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.  The parties agree not to unreasonably withhold such consent. Written copies of such proposed publications and presentations shall be submitted to the other Party no later than 60 days before submission for publication or presentation and such other Party shall provide its comments with respect to such publications and presentations within 30 days following its receipt of such written copy; provided, however, that if it is determined by the reviewing Party that publication or presentation would jeopardize the intellectual property rights of such Party, then publication or presentation will be delayed for a period of time reasonably sufficient to allow the reviewing Party to apply for patent protection with respect to such intellectual property.  Genetronics and VGX shall each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the development of the Licensed Products.

7.2.                                              Compliance with Law.  Each Party here covenants and agrees to comply with all laws and regulations applicable to its activities connected with the Development, Manufacture and Commercialization (as applicable) of Licensed Products.  Without limiting the generality of the foregoing:

7.2.1.                              Patient Information.  Each Party agrees to abide by all laws, rules, regulations, and orders of all applicable supranational, national, federal, state, provincial, and local governmental entities concerning the confidentiality or protection of patient identifiable information and/or patients’ protected health information, as defined by U.S. C.F.R. Part 160 or personal data as defined by EU Directive 95/46/EC or any other applicable legislation, in the course of their performance under this Agreement.

7.2.2.                              Export Controls.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to VGX or Genetronics from time to time.  Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under the Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

7.2.3.                              Debarment.  Each Party agrees that it shall not use, in any capacity, in connection with any of its obligations to be performed under the Agreement any individual who has been debarred under the FD&C Act or the Generic Drug Enforcement Act.

8.                                       REPRESENTATIONS AND WARRANTIES.

8.1.                                              Representations and Warranties of Each Party.  As of the Effective Date, each of Genetronics and VGX hereby represents and warrants to the other Party hereto as follows:

(a)                                  it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation or formation;

(b)                                 the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c)                                  it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)                                 the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound; and

(e)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses granted to the other Party under this Agreement.

8.2.                                              Additional Representations and Warranties of Genetronics.  Genetronics hereby represents, warrants, and covenants to VGX that:

(a)                                  it has the full right, power and authority to grant all of the right, title and interest in the licenses in Existing Genetronics Patents granted to VGX under this Agreement;

(b)                                 except as provided in the Genetronics Third Party Agreements, Genetronics is the owner of or otherwise Controls the Existing Genetronics Patents, all of which are free and clear of any liens, charges and encumbrances;

(c)                                  as of the Effective Date, there are no claims, judgments or settlements against or owed by Genetronics or, to the best of its knowledge, pending claims or litigation, in either case relating to the Existing Genetronics Patents.

8.3.                                              Representation by Legal Counsel.  Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

8.4.                                              Disclaimer.  THE FOREGOING WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF NONINFRINGEMENT, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

9.                                       INTELLECTUAL PROPERTY.

9.1.                                              Disclosure.  During the Term, each Party shall promptly disclose to the other Party all Know-How Controlled by the first Party that is conceived, reduced to practice, or developed by any employee of the first Party (or its Affiliates), or by or on behalf of any Third Party retained by the first Party, in the course of fulfilling such Party’s obligations under the Collaboration (whether patentable or not) (“Collaboration Know-How”).  Any Patent Rights (“Collaboration Patent Rights”) derived from such Know-How, together with such Know-How, constitute “Collaboration Technology”.

9.2.                                              Ownership.

9.2.1.                              Genetic Constructs.  Notwithstanding any other provision of the Agreement, VGX shall own all interest in and to any Collaboration Technology which constitutes an improvement, modification, or enhancement to, or further development of, any Genetic Constructs Controlled by VGX, and such Collaboration Technology shall be deemed VGX Collaboration Technology.  Genetronics shall sign or have its employees and agents sign such documentation as may be necessary to obtain, perfect or maintain assignment of any such Collaboration Technology to VGX.

9.2.2.                              Collaboration Technology.  Subject to the license grants in Section 2, as between the Parties, VGX shall own all Collaboration Know-How (and related Collaboration Patent Rights) conceived, reduced to practice and developed either (a) solely by VGX, its Affiliates or any of their employees or consultants or (b) by VGX, its Affiliates or any of their employees or consultants together with a third party or a third party’s employees or consultants (“VGX Collaboration Technology”), and Genetronics shall own all Collaboration Know-How (and related Collaboration Patent Rights) conceived, reduced to practice and developed either (a) solely by Genetronics, its Affiliates or any of their employees or consultants or (b) by Genetronics, its Affiliates or any of their employees or consultants together with a third party or a third party’s employees or consultants (“Genetronics Collaboration Technology”).  All Collaboration Know-How (and related Collaboration Patent Rights) conceived, reduced to practice or developed jointly by VGX, its Affiliates or any of their employees or consultants and by Genetronics, its Affiliates or any of their employees or consultants (“Joint Collaboration Technology”) shall be owned jointly by VGX and Genetronics except as set forth above in Section 9.2.1.

9.2.3.                              Non-Collaboration Technology.  Each Party shall retain all intellectual property owned or Controlled by such Party that is not Collaboration Technology, including without limitation, all intellectual property owned by a Party prior to the Execution Date and all intellectual property conceived, reduced to practice or developed by a Party outside of the scope of this Agreement (“Non-Collaboration Technology”).

9.2.4.                              Rights of Use to Joint Collaboration Technology.  Subject to the rights granted hereunder, either Party may use or license its interest in any Joint Collaboration Technology without accounting to the other Party.

9.2.5.                              Inventorship.  Determinations as to which Party has invented any Patent Right or Know-How shall be made in accordance with the standards of inventorship and conception under U.S. patent law.

9.3.                                              Prosecution and Maintenance of Patent Rights.

9.3.1.                              Each Party’s Own Patent Rights.

(i)                           Each Party shall have the initial right, but not the obligation, to file, prosecute, and maintain any Patent Right covering intellectual property owned by such Party, other than any Patent Right covering Joint Collaboration Technology (a “Joint Patent Right”), and to determine in which countries to do so, in all cases at its own expense.

9.3.2.                              Joint Patent Rights.  Upon the identification of Joint Collaboration Know-How, the Parties shall (i) promptly discuss such Joint Collaboration Know-How, (ii) promptly discuss the desirability of filing a United States patent application covering such Joint Collaboration Know-How, as well as any foreign counterparts, and (iii) make the final decision with respect to any such filings as soon as practicable, including the allocation of expenses therefore.

9.3.3.                              Costs and Expenses.  Each Party shall bear the costs and expenses of filing, prosecuting, and maintaining Patent Rights as provided for in this Section 9.3.

9.4.                                              Trademarks.

9.4.1.                              Licensed Product Trademarks.  All Licensed Products shall be sold in the Territory under Trademarks and trade dress selected by VGX.  Except with respect to Trademarks licensed by Genetronics to VGX pursuant to Section 2.1.2, VGX shall own such Trademarks, trade dress, domain names and copyrights, along with all goodwill associated therewith, and shall be responsible for the filing, prosecution and maintenance at its own expense of such Trademarks, trade dress and copyrights in the Territory.  VGX may select and use its own Trademarks and trade dress in connection with the Commercialization of Licensed Products under this Agreement.  Except with respect to Trademarks licensed by Genetronics to VGX pursuant to Section 2.1.2, Genetronics shall neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademarks, trade names, trade dress or logos used by or on behalf of VGX, its Affiliates or Sublicensees in connection with any Licensed Product.  Except with respect to Trademarks licensed by Genetronics to VGX pursuant to Section 2.1.2, VGX shall neither use nor seek to register, anywhere in the world, any trademarks which are confusingly similar to any Trademarks, trade names, trade dress or logos used by or on behalf of Genetronics, its Affiliates or Sublicensees in connection with any Licensed Product.

9.4.2.          Costs.  Except with respect to Trademarks licensed by Genetronics to VGX pursuant to Section 2.1.2, VGX shall bear the costs of obtaining and maintaining Trademarks and trade dress used in the Commercialization of Licensed Products.

9.4.3.          Party Names on Product Promotional Material.  VGX shall have sole control and sole regulatory responsibility over the packaging and labeling of Licensed Products, but shall provide for Genetronics to be appropriately identified in accordance with applicable law on all packaging, labels, packaging inserts and other promotional materials used in connection with any Licensed Product.

9.5.               Enforcement of Technology Rights.

9.5.1.          Notice.  If VGX or Genetronics becomes aware that any VGX Licensed Technology, Genetronics Licensed Technology or Joint IP is being infringed or misappropriated by a Third Party in the Licensed Field or is subject to a declaratory judgment action, nullity action or similar proceedings arising from such infringement (collectively, an “Infringement”), VGX or Genetronics, as the case may be, shall promptly notify the other Party thereof in writing reasonably detailing the Infringement.

9.5.2.          Enforcement by Genetronics.

(i)         Genetronics Licensed Technology in the Licensed Field and Joint IP Generally.   Genetronics shall have the first right (but not the obligation), at its sole expense, to enforce any Genetronics Licensed Technology in the Licensed Field or Joint IP inside or outside the Licensed Field against any Infringement; provided, however, that (i) VGX shall have the right to join such proceeding at any time at its own expense and shall do so at any time if it is deemed to be a necessary party, and (ii)  however, whether or not joined, VGX shall not admit the invalidity or unenforceability of any Genetronics Licensed Technology or Joint IP without Genetronics’s prior written consent.   Genetronics shall keep VGX reasonably informed prior to and during any such enforcement.  VGX agrees in any event to assist Genetronics, upon Genetronics’ request and at Genetronics’ expense, in taking any action to enforce such Joint IP or Genetronics Licensed Technology.

(ii)        Genetronics Licensed Technology Outside the Licensed Field.  Genetronics shall have the right (but not the obligation), at its sole expense, to enforce any Genetronics Licensed Technology outside the Licensed Field against any Infringement.

9.5.3.          Enforcement by VGX.

(i)         Genetronics Licensed Technology in the Licensed Field and Joint IP Generally.  If Genetronics fails to abate an Infringement of the Genetronics Licensed Technology in the Licensed Field or Joint IP inside the Licensed Field, or to file an action to abate such Infringement within six (6) months after a written request from VGX to do so (or earlier if delay will prejudice Genetronics’s rights to take action, or if Genetronics discontinues the prosecution of any such action, VGX at its expense shall have the right, in its discretion, to undertake such action as it determines appropriate to enforce such Joint IP or Genetronics Licensed Technology.  VGX shall keep Genetronics reasonably informed on a quarterly basis, in person or by telephone, prior to and during any such enforcement.  In such case, Genetronics shall assist VGX, upon VGX’s request and at VGX’s sole expense, in taking any action to enforce such Joint IP or Genetronics Licensed Technology.

9.5.4.          Recoveries.  All monies recovered upon the final judgment or settlement of any such action described in Section 9.5.2(i) shall be used first to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Genetronics and VGX.  Thereafter, (a) to the extent that any final judgment, award or settlement payment is based on or specified as lost revenues or lost profits from sale of Licensed Products, such award or payment will be deemed Net Sales, and royalties will be paid pursuant to Section 6.3; and (b) to the extent that any final judgment or settlement is other than lost revenues or lost profits from sale of Licensed Products, the parties will share any such award or payment equally.

9.5.5.          No Liability for Unfavorable Outcome to Litigation.  Neither Party shall incur any liability to the other Party as a consequence of any litigation brought as provided above or any unfavorable decision resulting therefrom, including any decision holding any Patent Right invalid or unenforceable.

9.6.               Third Party Claims.

9.6.1.          Third Party Claims – Course of Action.  If the Development, Manufacture, use, sale or importation of a Licensed Product is alleged by a Third Party to infringe a Third Party’s Patent Right(s) or misappropriate a Third Party’s trade secret, the Party becoming aware of such allegation shall promptly notify the other Party thereof, in writing, reasonably detailing the claim.

9.6.2.          Additional Third Party Licenses.  If VGX is required or deems it is desirable to license one or more Patent Rights from one or more Third Parties in order to make, have made, use, sell, offer for sale, import or otherwise exploit a Licensed Product in the Licensed Field under the terms of this Agreement, VGX, after good faith consultation with Genetronics, and at VGX’s own expense, shall have the right, but not the obligation, to negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”).

9.6.3.          Third Party Suit.  If a Third Party sues a Party (the “Sued Party”) alleging that the Sued Party’s Development, Manufacture, or Commercialization of any Licensed Product infringes or would infringe such Third Party’s Patent Right(s) or misappropriates such Third Party’s trade secret(s), then upon the Sued Party’s request and in connection with the Sued Party’s defense of any such Third Party suit, the other Party shall provide reasonable assistance to the Sued Party for such defense and shall join such suit if deemed a necessary party, all at the Sued Party’s expense.  The Sued Party shall keep the other Party, if such other Party has not joined in such suit, reasonably informed prior to and during the pendency of any such suit.  The Sued Party shall not admit the invalidity of any patent within the VGX Patent Rights (if the Sued Party is Genetronics), Genetronics Patent Rights (if the Sued Party is VGX) or Joint Patent Rights, nor settle any such suit, without written consent of the other Party.

9.7.               Patent Marking, Certification and Term Restoration.

9.7.1.          Patent Marking.  To the extent it is commercially feasible to do so, each Party agrees to mark and have its Affiliates and all Sublicensees mark all Licensed Products (or their containers or labels) sold pursuant to this Agreement in the country or countries of Manufacture and sale thereof where failure to mark adversely affects the recovery of damages, and taking into account manufacturing efficiencies in relation to non-U.S. markets.

9.7.2.          Patent Certifications.  Each Party shall immediately give written notice to the other that any certification of which it becomes aware has been filed pursuant to 21 U.S.C. § 355(b)(2)(A), or § 355(j)(2)(A)(vii) (or any amendment or successor statute thereto) claiming that the VGX Patent Rights, Genetronics Patent Rights, or Collaboration Patent Rights covering any Licensed Product are invalid or that infringement would not arise from the Development, Manufacture or Commercialization of such product by a Third Party.

9.7.3.          Patent Term Restoration.  The Parties shall cooperate with each other in obtaining patent term restoration or extension anywhere in the Territory, including under 35 U.S.C. § 156, where applicable to any Patent Right covering the Development, Manufacture, or Commercialization of any Licensed Product.  If any election with respect to obtaining such patent term restoration is to be made with respect to any such Patent Right, which election in VGX’s reasonable judgment would materially affect the Commercialization of such Licensed Product, then VGX shall make such election (after consultation with Genetronics).

10.           GOVERNMENT APPROVALS.

10.1.             Each Party’s Obligations.  Each of Genetronics and VGX shall use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

10.2.             Additional Approvals.  Genetronics and VGX shall cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither Party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval under governmental approvals of the transactions contemplated by this Agreement.

11.           TERM AND TERMINATION.

11.1.             Term.  The term of this Agreement (“Term”) shall commence on the Effective Date and extend unless this Agreement is terminated earlier in accordance with this Section 11, until the last to expire of any Royalty Period for any Licensed Product.

11.2.             Termination.

11.2.1.        Termination For Cause.  This Agreement may be terminated effective immediately by written notice by either Party at any time during the Term if the other Party materially breaches any provision of this Agreement, which breach remains uncured for sixty (60) days measured from the date written notice of such breach is given to the breaching Party, provided, however, that if such breach is not susceptible of cure within the stated period and the breaching Party uses diligent good faith efforts to cure such breach, the stated period shall be extended by an additional sixty (60) days.

11.2.2.        Effects of Termination.

(i)         Termination for Cause by Genetronics.  In the event Genetronics terminates this Agreement in its entirety or with respect to any Licensed Product for cause pursuant to Section 12.2.1, (i) the license for VGX Device Improvements granted by VGX to Genetronics under Section 2.2.2 shall become perpetual and irrevocable, and (ii) except as otherwise expressly provided herein, all rights and obligations of each Party hereunder in their entirety or with respect to such Licensed Product, as applicable, shall cease, including, all rights and licenses granted by either Party to the other Party hereunder.

(ii)        Termination for Cause by VGX  In the event of an uncured material breach by Genetronics, VGX may elect, at its discretion, (a) to terminate all or any portion of this Agreement for cause pursuant to Section 12.2.1, in which case licenses to those VGX Device Improvements granted by Genetronics to VGX under Section 2.2.2 shall become fully paid-up, perpetual, non-exclusive, irrevocable and royalty-free, except as otherwise expressly provided herein, all other rights and obligations of each Party so terminated shall cease; or (b) not to terminate, but to pay royalties reduced by fifty (50) percent on those Licensed Product(s) that are the subject of the breach for the remainder of the relevant Royalty Term.

(iii)       Effect of Termination on Sublicenses.  Upon any termination of this Agreement, all Sublicenses granted by VGX prior to such termination may, at Genetronics’ sole discretion on a case-by-case basis, be assumed by Genetronics in accordance with their terms, except that Genetronics shall not be required in connection with any such assumption to take on obligations greater than those of Genetronics under this Agreement.

(iv)       Effect of Termination on Manufacturing-Related Agreements.  Unless otherwise stated therein, a termination of this Agreement shall result in termination of any and all provisions of any Clinical Supply Agreement or the Commercial Supply Agreement between the parties herein and in effect at the time of termination of this Agreement.

11.3.             Insolvency.

11.3.1.        Termination for Insolvency.  This Agreement may be terminated by written notice by either Party at any time during the Term upon the declaration by a court of competent jurisdiction that the other Party is bankrupt and, pursuant to the U.S. Bankruptcy Code such other Party’s assets are to be liquidated, the filing or institution of bankruptcy, liquidation or receivership proceedings (other than reorganization proceedings under Chapter 11 of the U.S. Bankruptcy Code), or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within 60 days after the filing thereof.

11.3.2.        Effect on Licenses.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11.  Each Party agrees that the other Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11.  Each Party further agrees and acknowledges that the upfront payment and Development Payments, and all other payment by VGX to Genetronics hereunder, other than royalty payments pursuant to Section 6.3.1 (and subject to reduction pursuant to Section 6.3.3) do not constitute royalties within the meaning of Section 365(n) of Title 11 or relate to licenses of intellectual property hereunder.  Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property.  If a case is commenced by or against a Party under Title 11 (the “Title 11 Party”), such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall,

(i)         as the other Party may elect in a written request, immediately upon such request:

(a)          perform all of the obligations provided in this Agreement to be performed by the Title 11 Party including, where applicable and without limitation, providing to the other Party portions of such intellectual property (including embodiments thereof) held by the Title 11 Party and such successors and assigns or otherwise available to them; or

(b)         provide to the other Party all such intellectual property (including all embodiments thereof) held by the Title 11 Party and such successors and assigns or otherwise available to them; and

(ii)        not interfere with the rights of the other Party under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity.

11.3.3.        Rights to Intellectual Property.  If a Title 11 case is commenced by or against Genetronics, and this Agreement is rejected as provided in Title 11, and VGX elects to retain its rights hereunder as provided in Title 11, then Genetronics (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall grant to VGX a non-exclusive right of access to, and the right to obtain possession of and to benefit from, each of the following, which the Parties expressly agree constitute “embodiments” of intellectual property licensed to VGX under the Agreement for the purposes of Section 365(n) of the Bankruptcy Code:  (i) copies of pre-clinical and clinical research data and results regarding Licensed Products, (ii) any tools, dyes, drawings, designs or specifications relating to Licensed Products customized by Genetronics at VGX’s request, (iii) copies of laboratory notes and notebooks related to any Licensed Product, (iv) Regulatory Filings and Regulatory Approvals related to any Licensed Product or its Manufacture, (vii) rights of reference in respect of Regulatory Filings and Regulatory Approvals, and (viii) all other embodiments of such intellectual property, in Genetronics’s possession or Control.  The Parties agree that (i) Genetronics’s obligations to Manufacture and supply any Device are supplementary rights to the intellectual property rights licensed to VGX under the Agreement and are entitled to the protection of Section 365(n) and (ii) only the payments specifically characterized as royalties under the Agreement, and no other obligations, constitute royalties within the meaning of Section  §365(n).

11.3.4.        Additional Rights.  All rights, powers and remedies of a Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Title 11 Party.  A non-Title 11 Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event.  The Parties agree that they intend the foregoing rights to extend to the maximum extent permitted by law, including, without limitation, for purposes of Title 11:

(i)         the right of access to any intellectual property (including all embodiments thereof) of the Title 11 Party, or any Third Party with whom the Title 11 Party contracts to perform an obligation of the Title 11 Party under this Agreement, and, in the case of the Third Party, which is necessary for the Development, Manufacture and Commercialization of Licensed Products; and

(ii)        the right to contract directly with any Third Party described in Section 2.1.3 (Sublicensing to Third Parties) to complete the contracted work.

11.4.             Change of Control.

11.4.1.        Change of Control Notice.  Each Party shall notify the other Party in writing, referencing this Section of the Agreement, immediately upon any Change of Control, and shall provide such notice where possible at least sixty (60) days prior to the Change of Control.

11.4.2.        Right to Terminate if Confirmation of Continued Priority Not Received.  Genetronics may terminate this Agreement upon any Change of Control of VGX unless prior to sixty (60) days following such Change of Control, Genetronics has received from the other Party, and any Third Party who is acquiring or has acquired Control of VGX, written confirmation reasonably satisfactory to Genetronics to the effect that (i) after such Change of Control, the Development, Manufacture, and Commercialization of Licensed Products as contemplated by the Agreement will have a priority for the other Party following such Change of Control which is equal to or greater than the priority that such Development, Manufacture, and Commercialization had for VGX upon signing this Agreement; and (ii) that the other Party will continue to meet all of its obligations under the Agreement following such Change of Control.

11.5.             Accrued Rights.  Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including, without limitation, damages arising from any breach under this Agreement.  Expiration or termination of this Agreement shall not relieve either party from any obligation which is expressly indicated to survive such expiration or termination.

11.6.             Disposition of Inventory.  VGX shall have the right to continue to sell Licensed Product inventory Manufactured prior to the effective date of termination of this Agreement for a reasonable time after the effective date of such termination (not to exceed twelve (12) months), provided that VGX makes any required royalty payments with respect to such sales pursuant to Section 6.

11.7.             Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination.  The provisions of this Agreement that must, by their nature, survive expiration or termination of this Agreement to give effect to their intent, shall so survive, including without limitation Section 6.4 (Reports and Payments), Section 7.1 (Confidentiality); Section 12 (Indemnification and Insurance) and Section 11 (Term and Termination).  Any expiration or early termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement before termination.  In the event that either Party has license rights following termination that require the payment of royalties based on Net Sales of Licensed Products, the provisions of this Agreement regarding the calculation of Net Sales and the reporting and auditing of amounts payable with respect to such Net Sales shall apply, with appropriate substitution for Genetronics for VGX or vice versa if the royalties are payable by Genetronics to VGX.

12.           INDEMNIFICATION AND INSURANCE.

12.1.             Indemnification by VGX.  VGX shall indemnify, defend and hold harmless Genetronics, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “Genetronics Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the Genetronics Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a)          any claims of any nature arising out of the Manufacture of Genetic Constructs pursuant to Section 5.3 by, on behalf of, or under the authority of VGX;

(b)         any claims of any nature arising out of the Development or Commercialization of any Licensed Product by, on behalf of, or under the authority of, VGX (other than claims by any Genetronics Indemnified Party), other than claims by Third Parties relating to patent infringement arising out of the exercise of rights under the Genetronics Licensed Technology ; or

(c)          the breach by VGX of any of its representations, warranties or covenants set forth herein;

except, in each case, to the extent caused by the negligence or willful misconduct of Genetronics or any Genetronics Indemnified Party or is otherwise subject to indemnification by Genetronics.  Notwithstanding the foregoing, VGX shall have no obligation to defend, indemnify or hold harmless any Genetronics Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party patent.

12.2.             Indemnification by Genetronics.  Genetronics shall indemnify, defend and hold harmless VGX, each of its Affiliates, Sublicensees, distributors and each of its and their respective employees, officers, directors and agents (each, a “VGX Indemnified Party”) from and against any and all Liabilities that the VGX Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:

(a)          any claims of any nature arising out of the Manufacture of Devices pursuant to Section 5.4 by, on behalf of, or under the authority of Genetronics (except to the extent such claims relate to specifications for the Devices provided by VGX, which claims shall fall under VGX’s obligations under Section 13.1); or

(b)         the breach by Genetronics of any of its representations, warranties or covenants set forth herein;

except, in each case, to the extent caused by the negligence or willful misconduct of VGX or any VGX Indemnified Party or is otherwise subject to indemnification by VGX.  Notwithstanding the foregoing, Genetronics shall have no obligation to defend, indemnify or hold harmless any VGX Indemnified Party from and against any Liability arising out of or resulting from the infringement of a Third Party patent.

12.3.             Procedure.  Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought hereunder.  In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Section 12, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any claims that are the subject matter of such proceeding.  The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding.  In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  All such fees and expenses shall be reimbursed as they are incurred.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims to which the indemnity relates that are the subject matter of such proceeding.

12.4.             Insurance.  Each Party further agrees to obtain and maintain, [once the Licensed Product enters clinical trials], Commercial General Liability Insurance in the United States, including Products Liability coverage with carriers having A.M. Best rating of A-VII or better to cover its indemnification obligations under Sections 12.1 or 12.2, as applicable, with limits of not less than $1 million per occurrence and $3 million in the aggregate, or during any period in which such Party has a market capitalization of at least $500 million, a program of self-insurance.  In the event that clinical trials are to be conducted outside of the United States, the Parties shall discuss commercially reasonable and appropriate insurance coverage, which in any case shall not be unduly burdensome to the Parties.

13.           MISCELLANEOUS.

13.1.             Assignment.  Neither this Agreement, nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either Party without the prior express written consent of the other (which consent shall not be unreasonably withheld or delayed) except as expressly set forth below in this Section 13.1.  Notwithstanding the foregoing, either Party may, without the written consent of the other Party, assign (i) any or all of this Agreement and its rights and delegate its obligations hereunder to any of its Affiliates or (ii) the Agreement as a whole to a Third Party in connection with the transfer or sale of all or substantially all of its business relating to the subject matter of this Agreement (provided that any such assignment by VGX to a Third Party shall be deemed a Change of Control of VGX for purposes of Section 11.4.  Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section.  This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 13.1 shall be void.

13.2.             Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

13.3.             Force Majeure.  Nonperformance of a Party under this Agreement (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform, is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming Party.  The nonperforming Party shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all Commercially Reasonable Efforts to resume performance of its obligations as soon as practicable, provided, however, that neither Party shall be required to settle any labor dispute or disturbance.

13.4.             Correspondence and Notices.

13.4.1.        Ordinary Notices.  Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement shall be delivered by hand, sent by facsimile transmission (receipt verified), or by nationally recognized overnight delivery service to the employee or representative of the other Party who is designated by such other Party to receive such written communication.  In the absence of a specific designation, such notices shall be addressed as follows:

To Genetronics:                                                           Genetronics, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
Attn: President

To VGX:                                                                                                  VGX Pharmaceuticals, Inc.
450 Sentry Parkway
Blue Bell, PA 19422

Attn: President

13.4.2.        Extraordinary Notices.  Extraordinary notices and communications (including, without limitation, notices of termination, force majeure, material breach, change of address) shall be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid first class, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication.

All correspondence to VGX shall be addressed as follows:

VGX Pharmaceuticals, Inc.

450 Sentry Parkway

Blue Bell, PA 19422

Attn:President
Fax: 267-440-4242

with a copy to:

VGX Pharmaceuticals, Inc.

450 Sentry Parkway

Blue Bell, PA 19422

Attn: Senior Vice President, Business Development
Fax:  267-440-4208

All correspondence to Genetronics shall be addressed as follows:

Genetronics, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
Attn: President
Fax:  858-597-0451

with a copy to:

Genetronics, Inc.
11494 Sorrento Valley Road
San Diego, California 92121
Attn: Director, Intellectual Property
Fax:  858-597-0451

13.5.             Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.6.             Waiver.  No provision of the Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

13.7.             Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as shall most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

13.8.             Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.9.             Governing Law; Venue.  This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware, without regard to conflict of law principles thereof and without giving effect to the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the

International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, except for the interpretation of patent law, which shall be interpreted in accordance with the patent laws of each country in which a patent has been granted or patent application has been filed.  Venue for any action brought under this Agreement shall lie exclusively in the state courts of the State of Delaware, United States of America and both Parties hereby consent to such venue.

13.10.           Entire Agreement.  This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties with respect to the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.

13.11.           Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

13.12.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

13.13.           Future Relationships.  Nothing contained in this Agreement shall be construed, by implication or otherwise, as an obligation of any Party hereto to enter into a further agreement regarding the subject matter of this Agreement.

13.14.           Interpretation.  The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to include the plural (and vice versa), wherever appropriate. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, or Schedules shall be construed to refer to Articles, Sections, and Schedules of this Agreement.

13.15.           No Third Party Rights or Obligations.  No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

VGX PHARMACEUTICALS, INC.		GENETRONICS, INC.

By	/s/ J. Joseph Kim	By	/s/ Avtar Dillon
Name: J. Joseph Kim		Name: Avtar Dillon
Title: President & CEO		Title: President & CEO